Exhibit 4.2

AON PLC

COMPANY SHARE SAVE PLAN

SECTION 1.            PURPOSE

The purpose of the Aon plc Company Share Save Plan (the “Plan”) is to provide an opportunity for Employees (as defined below) of Aon Canada Inc. (the “Company”) and its Subsidiaries (as defined below) to purchase Class A Ordinary Shares, with nominal value U.S. $0.01 per share, of Aon plc (“Aon”), the indirect parent of the Company (the “Shares”), by designating a percentage of their Eligible Compensation (as defined below) and Aon Excess Credits (as defined below) for the purchase of Shares and thereby provide Employees with an additional incentive to contribute to the prosperity of the Company and Aon by linking their interests and efforts to the long-term interests of Aon’s shareholders.

SECTION 2.            DEFINITIONS

Capitalized terms used herein without definition shall have the respective meanings set forth below.

(a)           “Administrator” means one or more of the Company’s officers or management team appointed by the Committee to administer the day-to-day operation of the Plan.  Except as otherwise provided in the Plan, the Committee may assign any of its administrative tasks to the Administrator.

(b)           “Affiliate” means any entity that, directly or indirectly, is controlled by, controls or is under common control with, Aon, as determined by the Committee, whether now or hereafter existing.

(c)           “Aon Credits” shall mean credits that may be awarded to a Participant under Aon’s benefits programs and Aon Matching Credits, if any, awarded to the Participant under this Plan, the aggregate sum of which may be applied towards the payment of the Participant’s cost of eligible health and group benefits programs offered by Aon.

(d)           “Aon Excess Credits” shall mean any remaining balance of a Participant’s Aon Credits for a Plan Year after applying the Participant’s Aon Credits towards the payment of the Participant’s cost of eligible health and group benefits programs offered by Aon.

(e)           “Aon Matching Credits” shall mean an amount equal to a percentage of the Participant’s Voluntary Contributions, determined by the Administrator, in its sole discretion.

(f)            “Board” shall mean the Board of Directors of Aon.

(g)           “Broker” shall mean the financial institution or broker designated by the Company to act as Broker for the Plan.

(h)           “Committee” shall mean the Organization and Compensation Committee of the Board or such other committee designated by the Board to administer the Plan in accordance with Section 8 hereof.

(i)            “Company” shall mean Aon Canada Inc., an indirect, wholly owned subsidiary of Aon.

(j)            “Eligible Compensation” shall mean an Employee’s Annual Base Salary or the economic equivalent for a Participant who is paid on an hourly basis for the Plan Year during which the Employee is a Participant, prorated for any Employee who is employed for less than a full calendar year by multiplying the Employee’s Base Annual Salary by a fraction, the numerator of which is the number of days the Participant was actively employed with the Company or any Subsidiary during the Plan Year and the denominator of which is 365.

(k)           “Employee” shall mean an individual classified as an employee on the payroll records of the Company or a Subsidiary during the relevant Plan Year, regardless of whether on full or part-time status, who customarily works not less than twenty (20) hours per week.  The employment relationship shall be treated as continuing intact while the employee goes on a maternity/paternity leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company or a Subsidiary and the Participant remains on the payroll of the Company or a Subsidiary.  Employment, however, shall be deemed to terminate if the Participant is no longer on the payroll of the Company or a Subsidiary, unless the Administrator, in its sole discretion, determines otherwise in the case of a bona fide leave of absence approved by the Company or due to local law.  If a Participant’s employment is deemed to terminate during a leave of absence, the Participant will be required to re-enroll in the Plan upon returning to employment in the manner set forth in Section 4 hereof.

(l)            “Enrollment Deadline” shall mean the date designated by the Administrator as the deadline for enrolling in the Plan.

(m)          “Life Event Change” shall mean a change in the Participant’s personal situation that warrants a change in his or her rate of Participant Voluntary Contributions as contemplated under Section 5(b), as determined in the sole discretion of the Administrator, and which may include, depending on the circumstances as determined by the Administrator in its sole discretion, marriage, legal separation or divorce (including common law or same-sex partnerships); birth or adoption of a child; death of a covered family member; gain or loss of outside coverage because the Participant’s spouse’s employment begins or ends; ineligibility of a Participant’s dependent child (due to the child reaching age 21, no longer being financially dependent on the Participant, or reaching age 26 if in school full-time or such other age or condition mandated or permitted under applicable law as determined by the Administrator).

(n)           “Ordinary Shares” or “Shares” mean the Class A Ordinary Shares, with nominal value U.S. $0.01 per share, of Aon.

(o)           “Participant” shall mean an Employee who has satisfied the eligibility requirements set forth in Section 3 hereof and elects to participate in the Plan in accordance with Section 4 hereof.

(p)           “Participant Contributions” shall mean the amount that a Participant elects to contribute towards the purchase of Shares by way of payroll deductions or an alternative form of payment approved by the Administrator in the case of a bona fide leave of absence approved by the Company in accordance with Section 5 hereof.

(q)           “Participant Optional Contributions” shall mean Participant Contributions that are not eligible for Aon Matching Credits.

(r)            “Participant Voluntary Contributions” shall mean Participant Contributions that are eligible for Aon Matching Credits.

(s)            “Plan” shall mean this Aon plc Company Share Save Plan, as amended from time to time.

(t)            “Plan Year” shall mean the twelve-month period beginning on January 1 of each year, or such other period as determined by the Administrator.

(u)           “Purchase Date” shall mean the date that the Shares are purchased.

(v)           “Shareholder” shall mean a record holder of Ordinary Shares entitled to vote under Aon’s bylaws, as amended from time to time.

(w)          “Subsidiary” shall mean any Affiliate in which the Company has a significant equity interest (without regard to whether the interest is in the form of direct or indirect ownership), as determined by the Committee, whether now or hereafter existing.

(x)           “Termination of Service” shall mean a termination of active employment with the Company or a Subsidiary for any reason, whether voluntary or involuntary.  Any question as to whether and when there has been a Termination of Service for the purposes of the Plan shall be determined by the Administrator or by the Committee with respect to executive officers, whose determination shall be conclusive and binding.  Transfer of a Participant’s employment relationship between the Company and any Subsidiary shall not be considered a Termination of Service for purposes of any Employee’s eligibility to participate in the Plan.  Unless the Administrator determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment is with an entity that is not or has ceased to be a Subsidiary.

SECTION 3.            ELIGIBILITY

Each person who is an Employee as of the applicable Enrollment Deadline shall be eligible to become a Participant in the Plan.  An Employee who is hired after the Enrollment Deadline shall also be eligible to become a Participant to the extent he or she elects to become a Participant within the period specified in Section 4 hereof.

SECTION 4.            PARTICIPATION IN THE PLAN

(a)           An Employee may elect to become a Participant in the Plan by completing and filing the appropriate enrollment form, whether in electronic or other form, or following the procedures prescribed by the Administrator, in each case, by the applicable Enrollment Deadline, and in the case of an Employee who is hired after the Enrollment Deadline, within thirty-one (31) days following the Employee’s date of hire.

(b)           The Purchase Date shall be a date that is as soon as reasonably practicable following the date that the Participant Contributions and Aon Excess Credits, if any are transferred to the Broker.

(c)           In the event that a person is excluded from participation in the Plan and a court of competent jurisdiction determines that the person is eligible to participate in the Plan, the person shall be treated as an Employee only from the date of the court’s determination and shall not be entitled to retroactive participation in the Plan.

SECTION 5.            PAYROLL DEDUCTIONS

(a)           An Employee eligible to participate in the Plan under Section 3 hereof may elect to make Participant Contributions by having payroll deductions made on each pay day at a rate of one percent (1%) to twenty-five (25%) of the Participant’s Eligible Compensation that he or she receives on each pay day, in whole percentages only, as specified by the Administrator for each Plan Year, to be credited towards the purchase of Shares.  The Administrator shall select for each Plan Year the maximum rate of payroll deductions that shall apply to Participant Voluntary Contributions and Participant Optional Contributions.  The amount of the Participant Contributions as designated by the Participant shall be reflected in a separate bookkeeping account for each Participant and be maintained by the Company under this Plan and the amount of each Participant’s payroll deduction shall be credited to such account.  A Participant may not make any additional payments into such account; provided, however, that the Administrator may authorize alternative forms of Participant Contributions in the case of a Participant who takes a bona fide leave of absence that is approved by the Company, including, by way of deductions from a Participant’s bank account.

(b)           A Participant may not suspend or discontinue participation in the Plan during the Plan Year with respect to Participant Voluntary Contributions unless the Participant experiences a Life Event Change.  Under procedures established by the Administrator, a Participant may suspend or discontinue participation in this Plan with respect to Participant Optional Contributions at any time during the Plan Year by completing and filing the form or following the procedures prescribed by the Administrator.  A Participant may not change his or her rate of Participant Voluntary Contributions unless a Life Event Change occurs, but the Participant may change his or her rate of Participant Voluntary Contributions with respect to a subsequent Plan Year prior to the applicable Enrollment Deadline.  Under procedures established by the Administrator, a Participant may change his or her rate of Participant Optional Contributions at any time during the Plan Year by following the procedures prescribed by the Administrator.  If the procedures established by the Administrator are not followed, the rate of Participant Optional Contributions shall be applied to the purchase of Shares at the originally elected rate.

SECTION 6.            PURCHASE OF SHARES

(a)           As soon as practicable after a regularly scheduled pay date, the Company shall transfer the Participant Contributions and Aon Excess Credits, if any, to the Broker, and the Broker shall use such amounts to purchase on the Purchase Date the number of Shares (including fractional Shares) on the open market on the Participant’s behalf.

(b)           Shares purchased on behalf of a Participant under the Plan shall be posted to the Participant’s Broker account as soon as practicable after, and credited to such Broker account as of, each Purchase Date.  Dividends on Shares held in a Broker account shall be credited to such account.

(c)           During the Participant’s active employment with the Company or a Subsidiary, the Company shall pay the standard fees for opening and maintaining Broker account for such Participants, provided that the Participant shall be responsible for transaction fees associated with the disposition of Shares to the extent determined by the Committee.  Following a Participant’s Termination of Service, such Participant shall pay the standard fees for maintaining an account with the Broker.  At all times, each Participant shall pay the brokerage commissions and other charges associated with the sale of Shares held in such Participant’s Broker account with the exception of the Broker fees associated with the purchase of the Participant’s Shares, unless otherwise determined by the Committee.

(d)           Any Participant may request the Broker to sell any or all of the Shares allocated to his or her Broker account at any time.

SECTION 7.            TERMINATION OF SERVICE

In the event of a Termination of Service with the Company or any Subsidiary for any reason (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of any employment agreement, if any, with the Participant) prior to the Purchase Date, the Participant’s payroll deductions shall cease unless the Participant continues to receive payments through payroll following the Termination of Service, in which case, payroll deductions shall continue through the final payroll date applicable to the Participant without regard to whether the Participant continues as an Employee and anything in Section 3 to the contrary notwithstanding.  All Participant Contributions credited to the Participant’s account through the final payroll date in connection with a Participant’s Termination of Service shall be applied towards the purchase of Shares on the next regularly scheduled Purchase Date.  In the event of a Termination of Service with the Company or any Subsidiary, for any reason, the Participant’s right to make Participant Contributions under the Plan shall be extended by any notice period mandated under local law (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of any employment agreement with the Participant) only to the extent the Participant is receiving payments through payroll during such period; the Administrator shall have the sole discretion to determine when the Participant is no longer actively employed for purposes of Plan participation.

SECTION 8.            ADMINISTRATION OF THE PLAN

(a)           The Plan shall be administered by the Committee.  All references in the Plan to the “Board” shall be, as applicable, to the Committee appointed by the Board pursuant to this Section 8, or to the Board, if no committee has been appointed, or to any other committee or any officer to whom the Board or the Committee has delegated authority to administer the Plan.  Members of the Committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. In addition to any powers and authority conferred on the Board or Committee elsewhere in the Plan or by law, the Board or Committee shall have the following powers and authority:

(i)            To designate agents to carry out responsibilities relating to the Plan;

(ii)           To administer, interpret, construe and apply this Plan and to answer all questions that may arise or that may be raised under this Plan by a Participant or any other person whatsoever;

(iii)          To apply the terms and conditions of the Plan by requiring any Participants to enter into an enrollment form that sets forth the terms and conditions of the Participant’s enrollment under the Plan, and any country-specific appendices thereto;

(iv)          To establish rules and procedures from time to time for the conduct of its business and for the administration and effectuation of its responsibilities under the Plan; and

(v)           To perform or cause to be performed such further acts as it may deem to be necessary, appropriate or convenient for the operation of the Plan.

The Committee may assign any of its administrative tasks set forth in this Section 8(a) to the Administrator.

(b)           Any action taken in good faith by the Board or Committee in the exercise of authority conferred upon it by this Plan shall be conclusive and binding upon a Participant and his or her beneficiaries.  All discretionary powers conferred upon the Board and Committee shall be absolute.

SECTION 9.            SHARES SUBJECT TO THE PLAN

(a)           Subject to Section 9(c) hereof, the maximum number of Shares which may be purchased under the Plan is one million, two hundred thousand (1,200,000) Shares.  All Shares shall be purchased on the open market.  In the event that the aggregate number of Shares to be purchased for all Participants on the Purchase Date exceeds the maximum number of Shares remaining available for purchase under this Section 9(a), then the number of Shares to which each Participant is entitled shall be determined by multiplying the number of Shares available for purchase by a fraction, the numerator of which is the number of Shares that such Participant would have been entitled to on the Purchase Date had a sufficient number of Shares remained available for purchase hereunder and the denominator of which is the number of Shares that all Participants would have been entitled to on the Purchase Date.

(b)           The Participant shall have no right to vote or receive dividends or any other interest in Shares to be purchased under the Plan until such Shares have been issued (as evidenced by the appropriate entity on the books of the Broker or duly-authorized transfer agent selected by Aon).

(c)           In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination,

share exchange, extraordinary dividend, or any change in the corporate structure affecting the Shares, such adjustment shall be made in the number and kind of Shares that may be purchased under the Plan as set forth in this Section 9, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.  The decision by the Committee regarding any such adjustment shall be final, binding and conclusive.

(d)           In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, then in the sole discretion of the Committee, (a) each right to purchase Shares hereunder may be assumed or an equivalent right shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (b) a date established by the Committee on or before the date of consummation of such merger, consolidation or sale shall be treated as a Purchase Date or (c) all outstanding rights to purchase Shares hereunder shall terminate and the Participant Contributions shall be returned to the Participants.

SECTION 10.          AMENDMENT/TERMINATION OF THE PLAN

Since future conditions affecting the Company cannot be anticipated or foreseen, the Board reserves the right to amend, modify, or terminate the Plan at any time; provided, however, that no amendment that would require stockholder approval in order for the Plan to continue to comply with applicable securities laws, the New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission, an applicable Canadian provincial securities regulator or any securities exchange on which the securities of Aon are listed shall be effective unless such amendment shall be approved by the requisite vote of stockholders of Aon entitled to vote thereon within the time period required under such applicable listing standard or rule. Upon termination of the Plan, all benefits shall become payable immediately.  Notwithstanding the foregoing, no such amendment or termination shall affect rights previously granted, nor may an amendment make any change in any right previously granted which adversely and materially affects the rights of any Participant without the consent of such Participant.

SECTION 11.          TAX OBLIGATIONS

The Company shall have the right to deduct from all amounts payable to a Participant (whether under this Plan or otherwise) any taxes (including any social insurance contributions or employer taxes that the Participant has agreed to pay) required by law to be withheld in respect of Shares issuable or amounts payable under this Plan through any method of withholding authorized by the Committee or set forth in a Participant’s enrollment form.  The Company shall further have the right to report to the appropriate tax authorities any taxable income to the Participant as required by law.

SECTION 12.          NON-TRANSFERABILITY

Benefits granted to Participants under the Plan may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect.  If a

Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under this Plan, such act shall be treated as an election by the Participant to discontinue participation in this Plan pursuant to Section 4 hereof.

SECTION 13.          NOTICES

All notices or other communications by a Participant to the Company or the Committee under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Committee at the location, or by the person, designated by the Committee for that purpose.

SECTION 14.          NO ENLARGEMENT OF EMPLOYEE RIGHTS

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the employing Company or a Subsidiary and any Employee or to be consideration for, or an inducement to, or a condition of, the employment of any Employee.  Nothing contained in the Plan shall be deemed to give the right to any Employee to be retained in the employ of the Company or a Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Employee at any time.

SECTION 15.          GOVERNING LAW/VENUE

(a)           The Plan shall be construed in accordance with and governed by the laws of  Canada, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

(b)           For purposes of litigating any dispute that arises under this Plan, such litigation shall be conducted in the courts of Ontario.

SECTION 16.          NON-BUSINESS DAYS

When any act under the Plan is required to be performed on a day that falls on a Saturday, Sunday or legal holiday in the United States or Canada, that act shall be performed on the next succeeding day which is not a Saturday, Sunday or legal holiday in the United States or Canada.

SECTION 17.          COMPLIANCE WITH SECURITIES LAWS.

Notwithstanding any provision of the Plan to the contrary, the Committee shall administer the Plan in such a way to insure that the Plan at all times complies with any applicable requirements of U.S. federal and Canadian provincial securities laws. The Company shall not be under any obligation to issue Ordinary Shares unless and until the Company has determined that: (a) it and the Participant have taken all actions required to register the Ordinary Shares under the United States Securities Act of 1933, as amended, or the Company has determined that an exemption from registration is available, (b) any applicable listing requirement of any New York Stock Exchange or stock exchange on which the Ordinary Shares is listed has been satisfied and (c) all other applicable provisions of Canadian provincial securities laws have been satisfied.

SECTION 18.          INTEREST

No interest will accrue on the Participant Contributions in the Plan, except as may be required by applicable law, as determined by the Committee.

SECTION 19.          SEVERABILITY

If any particular provision of this Plan is found to be invalid or otherwise unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision were omitted.

SECTION 20.          HEADINGS

Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.

SECTION 21.          EFFECTIVE DATE/TERM OF THE PLAN

(a)           The effective date of the Plan is the date the Plan was adopted by the Board, November 16, 2012.

(b)           Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. After the Plan is terminated, no future benefits will be granted under the Plan, but benefits previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.